EXHIBIT 10.15(C)




                              HARCOURT GENERAL, INC.
                               27 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167
                                                            December 17, 1996


Mr. Robert J. Tarr, Jr.
President and Chief Executive Officer
Harcourt General, Inc.
27 Boylston Street
Chestnut Hill, MA 02167

Dear Bob:

      This letter agreement sets forth the understandings you and Harcourt General, Inc. (the "Company") have reached in connection with your separation
from employment by the Company.   For good and valuable consideration, receipt
of which is hereby acknowledged, you and the Company agree as follows:

      1. Reference is made to the Employment Agreement dated as of November 15, 1991 between you and the Company, as the same was extended pursuant to Paragraph 1.01 thereof (such Agreement, as extended, being referred to herein as the "Employment Agreement"). You hereby resign as an employee, officer and director of the Company and each subsidiary of the Company (including NMG), effective as of the close of business on January 15, 1997 (the "Separation Date"), and the Company hereby accepts your resignation.

      2. The Company shall make the following cash payments to you (or, in the event of your death, to your beneficiary or beneficiaries determined under paragraph 18 below):

            a. the sum of $2,830,769.16, payable in 46 bi-weekly installments of $61,538.46 each, commencing on January 23, 1997, subject to the deferral of a portion thereof as provided in paragraph 3 below;

            b. the sum of $3,200,000, of which $1,600,000 shall be paid in the first week of January 1998, and $1,600,000 shall be paid in the first week of January 1999, subject to the deferral of a portion thereof as provided in paragraph 3 below; and

            c. the sum of $800,000, payable in 12 monthly installments of $66,666.67 each, commencing on November 30, 1998.

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      3.    Fifteen percent of each amount otherwise payable to you under paragraphs 2.a. and 2.b. above shall be deferred and credited to an account maintained for your benefit on the books of the Company (your "deferral account"), and the Company will credit matching deferrals to your deferral account in an amount equal to 3 percent of each amount otherwise payable to you under paragraph 2.a. or 2.b. above, as of the last day of the month in which such amount would otherwise have been payable. As of the last day of each calendar quarter, your deferral account will be credited with interest on the balance of the account from time to time during the quarter at an annual rate equal to the average prime interest rate published in the Eastern Edition of the Wall Street Journal on the last business day of the calendar quarter (or, if two or more such rates are published, the mean of such rates), increased by 2 percentage points. The amount of your deferral account will be paid to you on or about January 15, 1999 in the form of a single lump sum payment. In the event of your death prior to the complete distribution of your deferral account, the balance of such account will be paid as soon as practicable to your beneficiary or beneficiaries determined under paragraph 18 below in the form of a single lump sum payment. The Account established for your benefit under the Company's Key Employee Deferred Compensation Plan shall continue to be maintained, and bear interest, in accordance with such Plan until January 15, 1999, whereupon the amount of such Account shall be paid to you (or your beneficiary) in a lump sum.

      4. Commencing on November 1, 1998, and continuing for the rest of your life, you will be entitled to receive retirement payments in the amount of $118,958.33 per month. If you die after this letter agreement takes effect and are survived by your spouse, she will be entitled to receive retirement payments commencing on the later of November 1, 1998 or the first day of the month following your death and continuing for the rest of her life, in the amount of $59,479.17 per month. Any payment for a month to you or your spouse under the Harcourt General, Inc. Retirement Plan ("HGRP") will be counted toward the applicable monthly amount under the preceding sentences, and the balance of such amount will be paid by the Company. In the event you elect to receive (and do receive) benefits under the HGRP in the form of a single lump sum payment, the monthly payments to you and your spouse under the HGRP shall be assumed to be those that would have been paid commencing on the first day of the month after the date of such lump sum payment either (x) in the form of a joint and 50% survivor annuity if you are married on such date or (y) in the
form of a straight life annuity if you are not married on such date.   Upon
the later of your death or that of your surviving spouse, your beneficiary or beneficiaries, determined under paragraph 18 below, will be entitled to receive the benefit, if any, described in Paragraph 4.03(c) of the Employment
Agreement.   In addition, the benefits provided by this paragraph 4 will be offset against (and reduce to zero) any benefits payable to you or your surviving spouse, or to any other beneficiary, under the Company's Supplemental Executive Retirement Plan.

      5. Commencing on the Separation Date, you will be entitled to participate in the plans and programs and to enjoy the benefits set forth in Paragraph 4.02 (a) of the Employment Agreement, except that until October 31,

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1998 you will be entitled to participate in the Company's Matching Gift
Program as though you were still President and Chief Executive Officer of the
Company.   Upon your death, your surviving spouse and each of your children
(until he or she attains the age of 22) shall be entitled to enjoy the benefits set forth in Paragraph 4.02(b) of the Employment Agreement.

      6. All of your stock options and related stock appreciation rights shall remain exercisable in accordance with their terms until November 26, 2001.

      7. You agree to repay all loans made to you by the Company on or before the Separation Date, except that the loan in the original principal amount of $1,018,980 shall be paid in accordance with its payment schedule of
$63,286.25 on each of January 15, 1997 and April 15, 1997.   You and the
Company hereby agree you shall no longer be deemed eligible to borrow from the Company, whether pursuant to the Company's Key Executive Stock Purchase Loan Plan, the Employment Agreement, or otherwise.

      8. The Company shall provide you with the basic life insurance referred to in Paragraph 4.02(a)(ii) of the Employment Agreement and the Company agrees to make all required premium payments with respect thereto upon receiving advice of the results of any required physical exam and the premium payment required. You may assign your interest in such policy (including the right to designate the beneficiary) to an irrevocable trust. In addition, the Company will make the final premium payment with respect to the Supplemental Life Insurance referred to in paragraph 4.04 of the Employment Agreement upon receipt of advice from the insurer of the premium payment required whereupon such policy shall be fully paid-up.

      9. Through October 31, 1998, the Company will continue to provide you with the automobile currently maintained for you by the Company and will pay for all expenses associated with your use of such automobile. On or before October 31, 1998, you may purchase the automobile currently provided to you by the Company at its then depreciated book value.

      10. All payments provided for in this letter agreement shall be reduced by any taxes or other amounts required to be withheld by the Company under applicable laws, including any taxes required to be withheld with respect to other benefits provided to you hereunder.

      11. Except with respect to its obligations under the HGRP, (i) the Company shall not be required to set aside or segregate any of its assets of any kind to meet any of its obligations hereunder; (ii) all of the Company's obligations hereunder shall be reflected by book entries only, and neither you nor your spouse nor any other beneficiary shall have any rights on account of this letter agreement to any specific assets of the Company; and (iii) any rights that you, your spouse or any other beneficiary may have on account of
this letter agreement shall be those of an unsecured general creditor.   No
benefit payable under this letter agreement, and no interest or rights hereunder belonging to yourself, your spouse or any other beneficiary, shall be subject to the claims of any creditor or to attachment, garnishment or other legal process, nor shall you, your spouse or any other beneficiary have

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any right to alienate, anticipate, commute, pledge, encumber or assign any interest or rights under this letter agreement.

      12. You agree that, until December 31, 1997, you shall not serve as an officer, director, employee or consultant (with or without compensation) to, any national specialty apparel chain, designer boutique, or any other companies as to which you and the Company have agreed in writing. In the event that any provision of this paragraph 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

      13. You acknowledge that in the course of your duties you have been entrusted with confidential information of a proprietary nature, including but not limited to financial and statistical information regarding affairs of the Company and its subsidiaries, supplier and subcontractor lists, price and cost information, business plans and programs, merchandising opportunities, expansion plans, methods, techniques, marketing and other data, designs and knowhow, developed or obtained by the Company or its subsidiaries (collectively, "Proprietary Information"), and agree that you shall not, directly or indirectly, use or disclose Proprietary Information to any third party (except, prior to the Separation Date, as required for the proper
performance of your duties on behalf of the Company).   Proprietary
Information also includes all information received by the Company or any of its subsidiaries from others with any understanding that such information will
not be disclosed.   For this purpose, Proprietary Information shall not
include (i) information which is part of the public domain (other than by your act), or (ii) any information required to be disclosed by law.

      14. You agree that, until December 31, 1997, you will not solicit or induce any Employee to discontinue employment with the Company or any of its
subsidiaries (including NMG).   The term "Employee" means any person who is an
employee of the Company or any of its subsidiaries (including NMG) between the date this letter agreement takes effect and December 31, 1997.

      15. The Company may not assign all or any part of its obligations under this letter agreement, and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this letter agreement to the same extent that the Company
would be required to perform it if no such succession had taken place.   This
letter agreement shall inure to the benefit of and be enforceable by and binding upon (i) any such successors and (ii) your personal and legal representatives, executors, administrators, heirs and beneficiaries.

      16. The Company shall indemnify you for all losses, damages, costs, expenses, liabilities, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation in which you are a party or threatened to be made a party by reason of the fact that you were an officer, director or employee of the Company or any of its subsidiaries at

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least to the same extent that the Company indemnifies its current officers and directors for such matters under its By-Laws.

      17.  (a)   For valuable consideration you agree that this letter
agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or the Employment Agreement or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Massachusetts fair employment practices statute or any other federal, state or local employment law, regulation or other requirement, and you hereby release and forever discharge the Company and all of its subsidiaries (including without limitation NMG and its subsidiaries) and all of their respective past and present directors, officers, shareholders, employees, agents, successors, assigns and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims. Excluded from the scope of this release of claims is any claim arising hereafter under the terms of this letter agreement or under any plan or option agreement referred to herein.

            (b) The Company hereby releases and forever discharges you from any and all causes of action, rights or claims which it now has or may now have against you; provided, however, that this release and discharge shall not constitute a release or discharge of any of your obligations under this letter agreement.

      18. You may designate in a writing filed with the Company one or more persons (including your estate) as the beneficiary or beneficiaries of the
benefits provided for under this letter agreement after your death.   You may
change such designation from time to time (other than the designation of an irrevocable insurance trust as a beneficiary of life insurance policies insuring your life), and the last such designation in writing filed with the
Company will control.   If you have failed to file a designation of
beneficiary by the time of your death, or if all designated beneficiaries have predeceased you, the amounts payable under this agreement shall be paid to
your estate.   Different beneficiaries may be designated to receive different benefits hereunder.

      19. In consideration of the payments to be made in accordance with paragraph 2.c. above, you agree to provide consulting services to the Company, if, as and when requested by the person succeeding you as the chief executive officer of the Company, for a maximum of one business day a month at mutually convenient times, for a period of one year commencing on the Separation Date. Such consulting shall not require that you have access to material non-public information of the Company. The Company shall reimburse all reasonable out-
of-pocket expenses incurred by you in connection with such services.   If you
agree to render such services for a period exceeding one day in any month, the
Company shall pay you $4,000 for each excess day.   If during such period you
become employed by a governmental agency or body and applicable governmental regulations preclude you from continuing to render such services to the Company, you shall be relieved of your obligations under this paragraph 19.


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      20.   The Company shall reimburse you for your reasonable legal fees incurred in connection with the preparation and execution of this letter agreement.

      21. You shall not be required to mitigate the amount of any payment or benefit under this letter agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this letter agreement be reduced by any compensation or other fees earned by you as a result of employment by another employer, by services to a third party or (except for the amounts due under paragraph 7 hereof) by offset against any amount claimed to be owed by you to the Company.

      22. This letter agreement contains the entire agreement between you and the Company, and, except as expressly provided for herein (including the plans, programs, options and benefits referred to herein), supersedes all prior oral and written agreements and understandings and commitments between you and the Company (including without limitation the Employment Agreement) relating to this letter agreement or your employment with the Company. No amendment to this letter agreement shall be made except by a written instrument signed by you and by a duly authorized officer of the Company.
The Company encourages you to seek the advice of an attorney before signing this letter agreement. In signing this letter agreement, you represent and warrant that you have signed it voluntarily and with a full understanding of its terms and that you have had a full and sufficient opportunity of at least 21 days to consider this letter agreement and to consult with an attorney before signing it.

      23. All notices required by this letter agreement shall be in writing and delivered by hand, overnight courier against receipt, or by registered or certified mail, postage prepaid, in your case, addressed to 40 White Oak Road, Wellesley, Massachusetts 02181, and in the Company's case, addressed to its Chairman of the Board of Directors, at 27 Boylston Street, Chestnut Hill,
Massachusetts 02167 and shall be effective upon actual receipt.   Either you
or the Company may from time to time designate a new address by notice given to and actually received by the other.

      24. You may revoke this letter agreement at any time during the seven-day period immediately following the date of your signing it by so notifying the Secretary of the Company in writing during that period. If you do not revoke it, then, at the expiration of the seven-day revocation period, this letter agreement shall take effect as a legally-binding agreement between you and the Company on the basis set forth above.











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      25.   This letter agreement shall be governed by the law of the
Commonwealth of Massachusetts without regard to its law regarding choice of law.




                              HARCOURT GENERAL, INC.



                              By    /s/ Richard A. Smith
                                    Richard A. Smith
AGREED:


/s/ Robert J. Tarr, Jr.
Robert J. Tarr, Jr.
Dated: December 17, 1996


      The Neiman Marcus Group, Inc. hereby agrees to the continuation as provided above of the benefits referred to in Paragraph 4.02(a)(iv) of the Employment Agreement.


                                    The Neiman Marcus Group, Inc.


                                    By:   /s/ Richard A. Smith
                                          Richard A. Smith






















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